Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Oculis Holding AG (“Oculis”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Oculis following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: 5 January 2023

/s/ Geraldine O’Keeffe
By: Geraldine O’Keeffe